N-SAR Question 77K

Change in Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, the Board, including the Independent Trustees, who are not “interested persons” of the Funds, selected Deloitte & Touche LLP to replace KPMG LLP (“KPMG”) as the Funds’ independent auditors, effective for the year ended March 31, 2009. KPMG’s report on the Funds’ financial statements for the fiscal year ended March 31, 2008 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to any uncertainty, audit scope, or accounting principles. During the year ended March 31, 2008 (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of disagreements in connection with its report on the Funds’ financial statements for such year, and (ii) there were no ‘reportable events’ of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.